CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (From S-3 No. 333-________) and related Prospectus of Iwerks Entertainment, Inc. for the registration of 299,101 shares of its common stock and to the incorporation by reference therein of our report dated August 5, 1997, with respect to the consolidated financial statements and schedule of Iwerks Entertainment, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1997 filed with the Securities Exchange Commission.

                              /s/ Ernst & Young LLP

                              ERNST & YOUNG LLP

Los Angeles, California
March 18, 1998

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